As filed with the Securities and Exchange Commission on May 1, 2024

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

DIAMONDROCK HOSPITALITY COMPANY
(Exact name of registrant as specified in its charter)

Maryland	20-1180098
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2 Bethesda Metro Center, Suite 1400
Bethesda, Maryland 20814
(Address of Principal Executive Offices, including zip code)

DiamondRock Hospitality Company 2024 Equity Incentive Plan
(Full title of the plan)

Jeffrey J. Donnelly
Chief Executive Officer
DiamondRock Hospitality Company
2 Bethesda Metro Center, Suite 1400
Bethesda, Maryland 20814
(240) 744-1150
(Name and address of agent for service. Telephone number, including area code, of agent for service)

Copies to:
David H. Roberts
Caitlin Tompkins
Goodwin Procter LLP
100 Northern Avenue
Boston, Massachusetts 02210
Tel: (617) 570-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated filer	☒	Accelerated filer	☐

Non-Accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*	The document(s) containing the information specified in this Part I will be sent or given to participants in the DiamondRock Hospitality Company 2024 Equity Incentive Plan (the “Plan”) in accordance with Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428 promulgated under the Securities Act and the requirements of Part I of Form S-8, such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These document(s) and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by DiamondRock Hospitality Company (the “Company”) with the Commission pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference and made a part hereof:

•	The Company’s Annual Report on Form 10-K for the year ended December 31, 2023 filed with the Commission on February 28, 2024;

•	The Company’s Current Reports on Form 8-K filed with the Commission on March 25, 2024 and April 15, 2024; and

•	The description of the Company’s common stock, par value $0.01 per share, contained in the Company’s Registration Statement on Form 8-A filed with the Commission under the Exchange Act on May 25, 2005, as updated by Exhibit 4.3 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 filed with the Commission on February 28, 2024, including any amendment or reports filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however that documents or information deemed to have been furnished and not filed in accordance with the Commission rules shall not be deemed incorporated by reference in this Registration Statement.

Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Maryland General Corporation Law (“MGCL”) permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. The Company’s charter contains such a provision which eliminates such liability to the maximum extent permitted by the MGCL.

The Company’s charter authorizes the Company, to the maximum extent permitted by Maryland law, to obligate the Company to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer or (b) any individual who, while a director or officer and at the Company’s request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which such individual may become subject or which such individual may incur by reason of his or her service in any of the foregoing capacities. The Company’s bylaws obligate the Company, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer who is made, or is threatened to be made, a party to the proceeding by reason of his or her service in that capacity or (b) any individual who, while a director or officer of the Company and at the Company’s request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity. The Company’s charter and bylaws also permit the Company to indemnify and advance expenses to any individual who served a predecessor of the Company in any of the capacities described above and to the Company’s employees or agents and any employee or agent of the Company’s predecessor.

The MGCL requires a corporation (unless its charter provides otherwise, which the Company’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

The Company has entered into indemnification agreements with each of its executive officers and directors that will obligate the Company to indemnify them to the maximum extent permitted by Maryland law. Insofar as the agreements permit indemnification of directors, officers or persons controlling the Company for liability arising under the Securities Act, the Company has been informed that, in the opinion of the Commission, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The exhibits listed below represent a complete list of exhibits filed or incorporated by reference as part of this Registration Statement.

Exhibit Number	Description
4.1	Articles of Amendment and Restatement of the Articles of Incorporation of DiamondRock Hospitality Company (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-11 filed with the Commission on March 1, 2005 (File No. 333-123065))

4.2	Amendment to the Articles of Amendment and Restatement of the Articles of Incorporation of DiamondRock Hospitality Company (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on January 10, 2007)

4.3	Amendment to the Articles of Amendment and Restatement of the Articles of Incorporation of DiamondRock Hospitality Company (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on July 9, 2012)

4.4	Articles Supplementary Prohibiting DiamondRock Hospitality Company From Electing to be Subject to Section 3-803 of the Maryland General Corporation Law Absent Stockholder Approval (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on February 26, 2014)

4.5	Amendment to the Articles of Amendment and Restatement of the Articles of Incorporation of DiamondRock Hospitality Company (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on May 5, 2016)

4.6	Articles of Amendment to the Articles of Amendment and Restatement of the Articles of Incorporation of DiamondRock Hospitality Company (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on May 13, 2019)

4.7	Articles Supplementary Designating DiamondRock Hospitality Company’s 8.250% Series A Cumulative Redeemable Preferred Stock (incorporated by reference to Exhibit 3.7 to the Registrant’s Registration Statement on Form 8-A filed with the Commission on August 28, 2020)

4.8	Fifth Amended and Restated Bylaws of DiamondRock Hospitality Company (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on August 1, 2023)

4.9	Form of Certificate for Common Stock of DiamondRock Hospitality Company (incorporated by reference to Exhibit 4.1 to the Registrant’s Quarterly Report on Form 10-Q filed with the Commission on May 5, 2010)

5.1*	Opinion of Goodwin Procter LLP

23.1*	Consent of Goodwin Procter LLP (included in Exhibit 5.1)

23.2*	Consent of KPMG LLP

24.1*	Power of Attorney (included on signature page hereto)

99.1*	DiamondRock Hospitality Company 2024 Equity Incentive Plan

107*	Calculation of Filing Fee Table

* Filed herewith

Item 9. Undertakings.

(a)    The undersigned Registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement;

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this Section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on this 1st day of May, 2024.

DIAMONDROCK HOSPITALITY COMPANY

By:	/s/ William J. Tennis
Name:	William J. Tennis
Title:	Executive Vice President, General Counsel and Corporate Secretary

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Jeffrey J. Donnelly, Briony R. Quinn and William J. Tennis, and each of them, as his/her attorney-in-fact and agent, with full power of substitution and resubstitution for him/her in any and all capacities, to sign any or all amendments or post-effective amendments to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that such attorney-in-fact and agent or his/her substitutes may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Jeffrey J. Donnelly	Chief Executive Officer	May 1, 2024
Jeffrey J. Donnelly	(Principal Executive Officer)

/s/ Briony R. Quinn	Executive Vice President, Chief Financial Officer and Treasurer	May 1, 2024
Briony R. Quinn	(Principal Financial Officer and Principal Accounting Officer)

/s/ William W. McCarten	Chairman	May 1, 2024
William W. McCarten

/s/ Timothy R. Chi	Director	May 1, 2024
Timothy R. Chi

/s/ Michael A. Hartmeier	Director	May 1, 2024
Michael A. Hartmeier

/s/ Kathleen A. Merrill	Director	May 1, 2024
Kathleen A. Merrill

/s/ William J. Shaw	Director	May 1, 2024
William J. Shaw

/s/ Bruce D. Wardinski	Director	May 1, 2024
Bruce D. Wardinski

/s/ Tabassum S. Zalotrawala	Director	May 1, 2024
Tabassum S. Zalotrawala